Exhibit 99.1

Thank you, Kevin, and thank you to everyone for joining the call this morning.  Please note that certain statements made today are forward looking in nature.  Please see the forward-looking statements disclaimer attached to the Agenda for the Annual Meeting at the end of the transcript of this presentation.

As most of you are aware 2024 was a monumental year for Galectin Therapeutics, and I anticipate that 2025 will be even more important for the Company and our development program.  However, before I discuss our progress and the milestones we hope to achieve in 2025, I want to start today by expressing my sincere gratitude to all of the people who helped us successfully complete Navigate.

First, I want to thank our trial participants, the investigators and their staff.  I am humbled by their dedication to all facets of our program.  Additionally, I want to thank our entire team, including consultants, for your perseverance.  Finally, I want to thank the Board for their guidance, and most importantly Dick Uihlein for his generous support for our program.

As you know, we had committed to presenting top-line data from our NAVIGATE trial by the end of 2024 and we accomplished that significant milestone.  Additionally, we made updates to our corporate presentation in an 8K filing on January 13th with more data from the trial.  We believe that our results are groundbreaking.  For the first time in history, a drug candidate demonstrated a favorable clinical effect in patients with cirrhosis caused by MASH that has progressed to include portal hypertension.  In the per protocol population, the 2mg drug arm outperformed the placebo by approximately 49%.  For NAVIGATE, the per protocol population completed the entire 18-month therapy as designed, meaning receiving an endoscopy at baseline without presence of esophageal varices, treatment for 18 months, and receiving an endoscopy after completion of treatment.

Most if not all MASH trials analyze the per protocol population as a predefined population.  This shows the full treatment course of the drug compared to the placebo in patients who are screened and randomized, as well as evaluated for the defined endpoints after treatment.  In other words, the population that is the most informative for the efficacy of the drug.

At this point, I will turn it over to Dr. Jamil to cover some of the data that we currently have, Khurram.

Thank you, Joel. Good morning, everyone.

NAVIGATE is a landmark global trial conducted across five continents, involving more than 100 participating centers. The completion of this trial is a remarkable achievement for a small company like Galectin Therapeutics, demonstrating our strong commitment to advancing science and delivering new therapies for patients with MASH cirrhosis.

Based on discussions with the FDA, the statistical plan was revised to convert the planned interim analyses at 18 months to a primary analysis. The intent-to-treat (ITT) population included all randomized subjects, while the per protocol population comprised subjects with both baseline and end-of-treatment endoscopy results. This definition of per protocol population aligns with other MASH trials where similar criteria are used for biopsy based primary end points.

We observed a 43.2% reduction in the incidence of new varices in the ITT population and a 48.9% reduction in the per-protocol population. These results are also very encouraging in the context of a study design where a 52.5% difference would have achieved statistical significance. Additionally, there are supportive, favorable results in non-invasive biomarkers of fibrosis. The number of subjects with 25% worsening or an absolute 5 kPa increase over baseline in liver stiffness measure on FibroScan was proportionately lower in the 2 mg cohort compared to placebo.  This lower proportion was similar to the lower number of varices observed in the 2 mg compared to placebo.

We also observed that more subjects in the 2 mg dose avoid progression to an ELF score of 13 or higher. These pre-specified magnitudes of changes in Liver stiffness measure and ELF were based on previous studies where they correlated with adverse outcomes including complications of cirrhosis.

The statistically significant results in the 2 mg dose group in the per protocol population also validate the positive findings of reduced varices incidence observed in our prior Phase 2b trial.

The safety profile of belapectin continues to be favorable, with the incidence of adverse events, serious adverse events, and discontinuation of study drug similar between the belapectin and placebo groups. There was not a single drug-related serious adverse event reported during the trial.

We are actively analyzing the data and expect to complete the evaluation of all 18-month results, the available 36-month data set, and additional specialized biomarkers of fibrosis analyses by the end of this quarter. Our initial findings were presented at a MASH-focused conference earlier this month, and we plan to share data at major upcoming congresses. The positive feedback from key opinion leaders has been extremely encouraging and underscores the urgent need for effective new treatments for patients with MASH cirrhosis and portal hypertension. Our goal remains to address this significant unmet need with belapectin. Upon completion of additional analyses, we plan on engaging FDA to discuss the next steps for the program.

In closing, I would like to express my deepest gratitude to the NAVIGATE investigators, support staff, participating subjects, the Galectin team, and our trial vendors. Without their unwavering support and dedication, this milestone would not have been possible.

With that, I will hand it back to Joel for his closing remarks.

We remain very encouraged by the trial data from NAVIGATE thus far and eagerly await additional results which we expect to present around the end of this quarter.   Our Key Opinion Leaders also have expressed positive reactions to the results.   Our immediate plans are to continue to analyze data as it becomes available, and we also we have initiated an effort to talk to potential pharma partners about the data and our plans.   We believe the results are compelling, and no other company, to our knowledge, has shown any data similar to what we have demonstrated with belapectin in MASH cirrhosis.   In the first half of 2025, we expect to meet with FDA to discuss the results of NAVIGATE and clarify the next steps in the development of belapectin.    We look forward to sharing this data with FDA in this very large unmet medical need.

Thank you for your attention and interest in Galectin Therapeutics, and we look forward to presenting updates as they become available.

2024 ANNUAL MEETING OF STOCKHOLDERS

AGENDA

Thursday, January 23, 2025
11:00 a.m. (Eastern Time, US)

www.virtualshareholdermeeting.com/GALT2024

1.	Call to Order – Mr. Kevin Freeman

2.	Introductions

3.	Proposals

4.	Voting

5.	Results of Voting

6.	Annual Meeting Adjournment

7.	Corporate Presentation

Note:  Please see the attached forward-looking statement disclaimer.

This meeting may provide forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that trial endpoints required by the FDA may not be achieved; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies as modified to meet the requirements of the FDA may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. Global factors such as coronavirus may continue to impact NASH patient populations around the globe and slow trial enrollment and prolong the duration of the trial and significantly impact associated costs.  For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.